Exhibit 107

CALCULATION OF FILING FEE TABLES

F-1

RIKU DINING GROUP LIMITED

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0001	457	(a)	2,587,500	(3)	$6.00	15,525,000	0.0001531	$2,376.88
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0001	457	(a)	1,643,334	(4)	$6.00	9,860,004	0.0001531	1,509.57

			Total Offering Amounts:					$25,385,004		3,886.45
			Total Fees Previously Paid:							-
			Total Fee Offsets:							-
			Net Fee Due:							$3,886.45

(1) In accordance with Rule 416, the registrant is also registering an indeterminate number of additional Class A Ordinary Shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(2) Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3) Includes the additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(4) This Registration Statement also covers the resale under a separate resale prospectus by the selling shareholders of the registrant of up to 1,643,334 Class A Ordinary Shares previously issued to the selling shareholders as named in the resale prospectus.